Exhibit 10.3

[ClubCorp Logo]

December 4, 2006

Mr. Mark Burnett

5137 Gagne Drive

Fairfax, Virginia 22030

Dear Mark:

On behalf of ClubCorp USA, Inc., I am pleased to extend to you an offer of employment as the Executive Vice President of Golf and Country Club Operations effective December 1, 2006. We look forward to working with you, and to the contributions you will make to our golf and Country Club operations.

This offer is subject to a satisfactory background check, and includes the following terms and conditions:

(1)                                You will be paid at the biweekly rate of $11,538.46 (annualized $300,000) and you will have an additional incentive potential of 100% of eligible wages guaranteed for the 2007 year.

A compensation worksheet, which provides detail regarding performance scales and earnings for the variable component of pay will be provided under separate cover.

(2)                                You will receive a $275,000 sign-on bonus to be paid in January 2007.

(3)                                You will be eligible for health, life, dental, vision, flexible spending accounts and long-term disability benefits on your six-month anniversary. To enroll, you will need to call/or complete the necessary paperwork, if applicable, prior to your six-month anniversary. Your elections will be effective on the day you complete six-months of continuous service. Dependent medical and dental coverage will also be available. Additionally, you will be eligible to participate in our Investment Plans six months from your date of employment.

(4)                                  You will be provided with a one-time payment, equivalent to six months of your COBRA monthly premiums, less corresponding premiums under a comparable ClubCorp plan. This payment will be made to assist you in covering the costs of your health continuation coverage (“COBRA”) for the first six months of your employment. Election of the continued medical coverage and payment of all of the cost of the continued medical coverage will be your responsibility.

CLUBCORP USA, INC.
3030 LBJ Freeway, Suite 600 / Dallas, Texas 75234-7703 / Phone 972.243.6191 Fax 972.406.7953

(5)                                You will receive an Associate Club Membership approximately two weeks from receipt of your application. Guidelines outlining the use of the facilities and services will be provided to you.

(6)                                You have received a copy of Our Partnership and Our Benefits Guides covering policies, procedures, and privileges with which you will want to become familiar.

(7)                                The company is committed to a safe and healthful work environment free of substance abuse, for the protection and safety of our Employee Partners, Members and Guests. You will be asked to sign the certificate of Acknowledgment and the Consent for Drug and Alcohol Screening.

(8)                                Enclosed is a copy of a Confidentiality Agreement for your signature.

This letter supersedes any and all other agreements or offers, either verbal or in writing related to your employment.

Please sign and return one copy of this letter, indicating your acceptance of the offer. Also, please complete the paperwork previously provided to you and return it to Rita Felton, Employee Relations Manager, at your earliest convenience.

Mark, congratulations on your new responsibilities. We’re excited to have you as the newest addition to our team and look forward to our mutual success together.

If you have any questions or would like any assistance, please do not hesitate to call.

Sincerely,

/s/ Eric Affeldt
Eric Affeldt
President & CEO

It is understood that nothing in this letter or in any previous or future communications is intended or should be construed to guarantee employment for any specified period of time. It is understood that this relationship may be terminated at any time, by either party, with or without cause. It is likewise understood that the employment-at-will nature of this relationship cannot be altered by any statements, oral or written, made, or which may be made, contrary to the above.

Agreed to this 4th day of December, 2006

/s/ Mark Burnett
Mark Burnett